Exhibit (k): Balance Sheet
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                                Internet 100 Fund

                       Statement of Assets and Liabilities
                                August 27, 1999
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Assets:
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Cash                                                           $ 100,000
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          Total Assets                                           100,000
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Liabilities:                                                   ---------
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Net Assets for 10,000 shares outstanding                       $ 100,000
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Net Assets Consist of:
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Paid in Capital                                                $ 100,000
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Net Asset Value, Offering Price and Redemption Proceeds
       Per Share:
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$100,000 / 10,000 shares outstanding                             $10.00
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Notes:

(1) Internet 100 Fund (the "Fund") is the only existing open-end management investment company (a mutual fund) in a diversified series of the Woodlawn Funds Trust (the "Trust"). The Trust was established as a Delaware business trust under a Declaration of Trust on May 19, 1999 and is registered under the investment company Act of 1940, as amended. The Fund has had no operations since that date other than those relating to organizational matters, including the issuance of 10,000 shares at $10.00 per share. Organizational fees of approximately $26,000 are to be paid by the Investment Advisor.

(2) Reference is made to the "Management of the Fund" (on page 6), "Administration of the Fund" (on page 6) and Tax Information (on page 12) in the prospectus for descriptions of the investment advisory fee, administrative and other services and federal tax aspects of the Fund.

(3) Certain Officers and Trustees of the Trust are Officers and Directors or Trustees of the Advisor and the Administrator.

(4) Investment Valuations - Short-term securities are valued at cost which approximates fair market value.